                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-72669


       SUPPLEMENT TO PROSPECTUS OF AT HOME CORPORATION DATED MAY 20, 1999

     This supplement, dated May 25, 1999, updates information provided on pages 14-19 of the prospectus dated May 20, 1999. This supplement constitutes a part of the prospectus and must, along with the prospectus, be timely delivered to any purchaser of our Series A common stock offered by the selling stockholders named in this supplement.

                              SELLING STOCKHOLDERS

     The following table presents information with respect to the selling stockholders and the shares of our Series A common stock that they may offer under this prospectus. Each of the selling stockholders named below was formerly a stockholder or warrant holder of Narrative who acquired their shares as a result of our acquisition of Narrative. To our knowledge, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The term selling stockholders includes permitted transferees, such as assignees by will or testimony. Furthermore, Greylock Equity Limited Partnership, the Accel entities named below and the Carlyle Entities named below are venture capital funds which may distribute their shares to their limited partners. These limited partners may offer and sell shares under this prospectus as long as the terms and conditions included in their rights agreement with us are satisfied.

     The share information provided in the table below is based on information provided to us by each of the selling stockholders as of February 12, 1999. Each of the selling stockholders is currently the beneficial owner of less than 1% of our outstanding Series A common stock, based on 107,705,907 shares of Series A common stock outstanding as of April 30, 1999. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. Under an escrow agreement, a portion of each selling stockholder's shares is being held in escrow. Although we list these shares as shares that may be offered in the table below, these shares may only be offered and sold under this prospectus if and when these shares are released from escrow and returned to the selling stockholders. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

     The selling stockholders may from time to time offer and sell any or all of the shares under this prospectus. Because the selling stockholders are not obligated to sell shares, and because selling stockholders may also acquire publicly traded shares of our Series A common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering.

                                                    SHARES BENEFICIALLY    SHARES THAT
                                                       OWNED BEFORE          MAY BE
                       NAME                            THE OFFERING          OFFERED
                       ----                         -------------------    -----------
Greylock Equity Limited Partnership(1)............         340,692           302,630
Hilmi Ozguc(2)....................................         213,518            71,270
Scott A. Kliger(2)................................         213,518            71,270
Accel V L.P.(3)(4)................................         126,663           126,663
Carlyle Venture Partners L.P.(5)..................         115,826           115,826
John B. Landry(6).................................          70,197            70,197
Allison Parker(7).................................          55,614            55,614
Accel Internet/Strategic Technology Fund
  L.P.(3)(8)......................................          16,972            16,972
Carlyle U.S. Venture Partners L.P.(5).............          15,361            15,361
Carlyle Venture Coinvestment L.L.C.(5)(13)........           9,319             9,319
Accel Investors '96 L.P.(3)(10)...................           7,543             7,543
Ellmore C. Patterson Partners(3)..................           3,457             3,457
Jamie L. Bertasi(2)...............................           2,758               921
Accel Keiretsu V L.P.(3)(11)......................           2,514             2,514
Silicon Valley Bank(12)...........................           1,776             1,776
Grant Schneider(13)(14)...........................           1,654               728
Alexandra Trevelyan(13)(14).......................           1,654             1,241
Patrick W. O'Brien(13)............................           1,448             1,448
John Puopolo(13)..................................           1,117             1,117
Jim Coloprisco(13)................................             820               820
Joanne Bryce(2)...................................             774               774
David White(13)...................................             717               717
Paul Santinelli(13)...............................             689               689
Nancy Wilson(13)..................................             622               622
Cathy Fielding(13)................................             455               455
Sarah Groark(13)..................................             346               346
Carma Makarewicz(2)(14)...........................             164               137
Wei-Meng Chee(13).................................             138               138
Lauren Chatham(13)................................             137               137
Mike Kopel(13)....................................             137               137
Mike Trinkala(13).................................              99                99
                                                         ---------           -------
          TOTALS..................................       1,206,699           919,000
                                                         =========           =======

---------------
 (1) After the date of this prospectus, Greylock Equity Limited Partnership may distribute its shares of our Series A common stock to:

    - Henry F. McCance
    - Howard E. Cox, Jr.
    - David N. Strohm
    - William W. Helman
    - William S. Kaiser
    - Roger L. Evans
    - Mary H. Murphy
    - Barbara P. Murray
    - Oneonta Properties
    - Sherman Fairchild Foundation, Inc.
    - Helen C. Alexander

    - Emory A. Hamilton
    - John D. Alexander, Jr.
    - Caroline R. Alexander
    - Henrietta A. George
    - Dorothy A. Matz
    - Thomas W. Keesee, Jr.
    - McCance Family Limited Partnership
    - Ashbourne Partners III Limited Partnership
    - Henry H. Corning

     - Key Trust Company of Ohio, N.A., Theodore T. Jones and Latham W. Murfey, III, Trustees of Trust for the benefit of Alison C. Jones under agreement established by Edith W. Corning dated 7/25/46 as amended

     - Key Trust Company of Ohio, N.A., Edson Spencer, Jr. and David Warshawsky, Trustees of Trust for the benefit of Samuel D. Long under agreement established by Edith W. Corning dated 7/25/46 as amended

     - Key Trust Company of Ohio, N.A., Edson Spencer, Jr. and David Warshawsky Trustees of Trust for the benefit of Maud-Alison Long under agreement established by Edith W. Corning dated 7/25/46 as amended

     - Key Trust Company of Ohio, N.A., Edson Spencer, Jr. David Warshawsky Trustees of Trust for the benefit of Henry H. Corning under agreement established by Edith W. Corning dated 7/25/46 as amended

    - Michael J. Birck
    - Dartmouth College
    - Field Venture Partners
    - Gothic Corporation, Michael J. Birck
    - Poduska Family Limited Partnership TLP
    - The Northern Trust Company
    - Robert E. Cook
    - Gabriel Schmergel
    - Trustee of The Daisy Trust
    - John W. Brown Trust
    - Thomas H. Bruggere
    - Peter Preuss
    - Grossman Family Partnership or its nominee Saturn & Co.
    - William C. O'Neil, Jr.
    - Curt A. Rawley
    - William J. Warner
    - John M. Connolly
    - Mone Anathan, III
    - Samuel J. Gerson
    - Ronald J. Friedsam
    - David C. Mahoney
    - Tadeusz Witkowicz
    - James A. Perakis
    - Joshua Boger
    - Malcolm L. Gefter
    - Dirk I. Gates
    - Goel Family Partnership

    - Safi U. Qureshey, Trustee of Safi U. Qureshey Family Trust dated 5/21/84
    - William M. Gibson
    - Alexander V. d'Arbeloff
    - Irwin F. Smith
    - Donald K. Miller
    - Robert A. Lawrence
    - Hill and Company
    - Neil L. Thompson
    - PH Investments LLC
    - Frechette Fund, Inc.
    - PCW Fund, Inc.
    - Scaup & Co.
     - Massachusetts Institute of Technology
     - Edward H. Ladd, Trustee under agreement dated 12/15/78 or its nominee, Freya Fanning & Co.
     - M-C Partners I Limited Partnership or its nominees, A. A. Welsh & Co. and Atwell & Co.
    - Fleet National Bank, Trustee of Orchard Trust under agreement dated 5/1/73
    - Phemus Corporation
    - John Lillard Family Limited Partnership
    - Lillard Partners
    - Louis F. Polk, Jr. Marital Trust
    - Louis F. Polk, Jr., Trustee of Louis F. Polk, Sr. Rev. Trust dated 1/22/69
    - Paula P. Lillard, Trustee of Louis F. Polk, Sr. Rev Trust dated 1/22/69
    - Board of Trustees of Leland Stanford Junior University
    - Polk Family Partnership,
    - Brinkley S. Thorne
    - Julia L. Thorne Trust under agreement dated 9/29/65
    - Wink Thorne
    - Edwin Thorne
    - Benjamin Thorne
    - Standish Ventures III Limited Partnership
    - Snowball Trust
    - Edwin Thorne Sole Trustee
    - Jennifer Hislop
    - Gordon G. Thorne
    - Brooks Walker, Jr.
    - Brooks Walker, Jr. Trustee of M.K. Walker Trust dated 9/1/89
    - Wellington S. Henderson, Trustee of Welling S. Henderson, Jr. Revocable Trust dated 3/9/93
     - Harriett W. Henderson Trust under agreement dated 8/14/73 for the benefit of Charles C. Henderson
     - Brooks Walker III, Trustee of Walker Trust dated 12/24/74
     - Harriett W. Henderson Trust under agreement dated 8/14/73 for the benefit of James A. Henderson
     - Harriett W. Henderson Trust under agreement dated 8/14/73 for the benefit of Joan H. Henderson
     - Harriett W. Henderson Trust under agreement dated 8/14/73 for the benefit of Elena D. Henderson

     - Harriett W. Henderson Trust under agreement dated 8/14/73 for the benefit of Mark W. Henderson
     - Ann M. Hatch Revocable Trust No. 2
     - Richard Greene Trust for the benefit of Francis Timothy Hatch
     - Susanna B. Place, Trustee SMBP Trust under agreement dated 2/28/85
     - David Ayer
     - William Elfers
     - Essex Equity Limited Partnership V
     - Frederick H. Bruenner
     - David E. Place
     - Richard M. Place
     - Daniel S. Gregory and Richard N. Hoehn, Trustees, under instrument Place/Greylock Trust dated 12/27/78
     - Roger L. Evans, Trustee of Roger and Jacqueline Evans Family Trust under agreement dated 3/8/89
     - Stephen Bochner, Trustee Evans Children's Trust under agreement dated 12/20/93
     - Arthur Hughes, Trustee under instrument dated 2/2/94 Helman Children's Trust for the benefit of Beatrice Page Helman
     - Arthur Hughes, Trustee under instrument dated 2/2/94 Helman Children's Trust for the benefit of William Wilson Helman V
     - Robert N. Shapiro, Trustee of Robert P. Henderson 1994 Irrevocable Trust dated 1/19/94
     - Elizabeth McCance
     - Thomas McCance, Jr. and Keith Jennings, Trustees under agreement dated 11/16/76 for the benefit of Ellen L. McCance
     - Henry F. McCance, Allison J. McCance and Keith S. Jennings under instrument dated 12/22/93 Trustees of McCance Family Trust for the benefit of Ellen Lee McCance
     - Henry F. McCance, Allison J. McCance and Keith S. Jennings under instrument dated 12/22/93 Trustees of McCance Family Trust for the benefit of Elizabeth Ferguson McCance
     - Daniel Moseley, Trustee under agreement with Blodgett 1989 Family Trust
     - John B. Jessup, Trustee of Julia Thorne Trust dated 9/29/65
     - William S. Kaiser
     - Charles and Angela Waite
     - Thomas J. Watson, III
     - Miriam A. Gilpatric
     - Yale University

 (2) The selling stockholder is an employee of At Home, with address at: care of At Home Corporation, 425 Broadway Street, Redwood City, California 94063.

 (3) The selling stockholder is a limited partnership affiliated with Accel Partners, with address at: care of Accel Partners, attn: Carter Sednaoui, One Palmer Square, Princeton, New Jersey 08542.

 (4) The selling stockholder is a limited partnership affiliated with The Carlyle Group, with address at: care of The Carlyle Group, attn: Brian Hayhurst, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004-2505.

 (5) After the date of this prospectus, Accel V L.P. may distribute its share of our Series A common stock to:
    - Delaware Public Employees Retirement System
    - Leeway & Co.
    - State of Michigan
    - Horsley-Bridge Fund IV, L.P.
    - First Plaza Group Trust
    - Southern California Edison Retirement Plan
    - Los Angeles County Employees Retirement Association
    - Nassau Capital Funds L.P.
    - St. Paul Fire & Marine Insurance Company
    - The Church Pension Fund
    - Hancock Venture Partners IV-Partnership Fund L.P.
    - Hewlett-Packard Deferred Profit Sharing & Retirement Plan
    - Rocky Mountain Associates S.A.
    - Fortenal Corporation
    - Trustees of Amherst College
    - Williams College
    - U.S. West Pension Trust
    - Trustees of Dartmouth College
    - Nortrust Trustees Limited
    - American Bible Society
    - U.S. West Occupational Welfare Benefit Trust
    - Accel V Holdings Limited
    - Kubera L.L.C.
    - Ellen M. Poss
    - Accell V. Associates L.L.C.

 (6) Mr. Landry is the former Chairman of Narrative.

 (7) Ms. Parker is a former employee and co-founder of Narrative.

 (8) After the date of this prospectus, Accel Internet/Strategic Technology Fund L.P. may distribute its shares of our Series A common stock to:
    - O.S. Capital USA, Inc.
    - Telecom Italia
    - Quark, Inc.
    - CSK Corporation
    - NEC USA, Inc.
    - Technology Venture Associates, IV
    - CSK Venture Capital Co., Ltd.
    - Misys Holdings Ltd.
    - Arthur Marks & Nancy Casey
    - Esther & Heinrich Baumann
    - Accel Internet/Strategic Technology Fund Associates L.L.C.

 (9) After the date of this prospectus, Carlyle Venture Coinvestment L.L.C. may distribute its shares of our Series A common stock to:
    - Allan M. Holt
    - Brian Bailey
    - Brian Hayhurst
    - Brooke Coburn

- Cammack Holdings Corporation
- David Henderson
- David W. Dupree
- Edward J. Mathias
- Frank C. Carlucci
- Frontier Ventures Corporation
- Harry L. Alverson
- James A. Baker, III
- Jerome H. Powell
- J. Mitchell Reese
- Orange Crimson Holdings Corporation
- Ryan Schwarz
- Stupar Holdings Corporation
- Sulaiman S. Mamdani

(10) After the date of this prospectus, Accel Investors '96 L.P. may distribute its shares of our Series A common stock to:
    - John W. Partridge
    - J. Peter Wagner
    - Paul H. Klingenstein
    - Donald A. Gooding
    - James W. Breyer
    - Breyer 1995 Trust
    - Luke B. Evnin
    - Charlie Bass
    - G. Carer Sednaoui
    - Joseph P. Schoendorg
    - James R. Flach
    - Eugene D. Hill, III
    - Arthur C. Patterson
    - James R. Swartz
    - Swartz Foundation Trust
    - Swartz Family Partnership

(11) After the date of this prospectus, Accel Keiretsu V L.P. may distribute its shares of our Series A common stock to:
    - Eliot Wadsworth, II
    - Frederick C. Hamilton
    - Ugo A. Assi
    - Denis A. Bovin
    - Robert D. Brannon
    - Daniel H. Case, III
    - John C. Colligan
    - Lawrence L. Garlick
    - Norman E. Gaut
    - Robert V. Gunderson, Jr.
    - Robert C. Hawk
    - Reese M. Jones
    - John T. Kernan
    - Alan B. Lefkof & Ann Gordon Lefkof as trustees of Lefkof Family Trust of 1992, as amended 2/14/95

    - Edward M. Leonard
    - Leslie Family Trust U/A 2/7/96
    - Gilman G. Louie
    - Roger McNamee
    - Matthew D. Miller
    - Joseph M. Schell
    - David J. Schwartz
    - John Sculley
    - Les B. Strauss
    - R.H. Williams
    - Zeiger Family Trust dated 8/20/96
    - Richard L. Adams, Jr.
    - John D. & Anne T. Beletic
    - Berkman Associates, L.P.
    - Bertelsen Family Trust Dated 12/2/88
    - Urs Bieri
    - George Borkow
    - Thomas H. Byers
    - Michael Caglarcan
    - David J. Cardinal
    - James A. Dorrian
    - Lawrence N. Gelb
    - Miles E. & Jamie E. Gilman
    - Robert Glaser
    - Bruce Golden
    - Joshua L. Green
    - Martin P. Haeberli
    - Eric Hahn
    - Peter Hirschberg
    - Livingston Johnson
    - Bradford C. Koenig
    - Mel S. Lavitt
    - Jonathan D. Lazarus
    - Carl Ledbetter
    - Daniel C. Lynch
    - Harvey C. Jones
    - Paul Matteucci
    - Michael G. McCaffery
    - Patrick J. McGovern
    - John E. McNulty
    - Stanley J. Meresman
    - Nobuo Mii
    - The Avram Miller Trust
    - Arnold Milstein, M.D.
    - Paula A. Morgan
    - Peter & Sheryl Neupert
    - Nicolas Nierenberg
    - Michael D. O'Dell
    - ONABRU Ltd.
    - Francois-Michel Ormond

    - Jeffrey S. Osborn
    - Daniel Rosen & Claudia J. Niles
    - Jeffrey J. Rothschild
    - Eric Schmidt
    - Richard A. Shaffer
    - John Sidgmore
    - Michael Skok
    - Joseph Squarzini, Jr.
    - Alan Taffel
    - Tepper Family Trust dated 12/6/96
    - Leslie L. & Judy K. Vadasz Trust dated 8/30/73
    - Gary S. Velasquez
    - Peter N. Vicars
    - Steven D. Whiteman
    - Michael A. Wolf
    - Robert D. Ziff
    - Mauna Lani Partners
    - Richard C. Spalding
    - James R. Gagnard
    - VLG Investments 1996
    - Dave A. Mahler, AKA David A. Mahler, and Alette J. Mahler Trustees, or successor(s) under the Mahler 1995 Rev. Trust Agmt. Dtd. 11/17/95
    - Accel Keiretsu V Associates L.L.C.

(12) Silicon Valley Bank is currently a lender to At Home. Its address is care of Silicon Valley Bancshares, attn: David Jaques, 3003 Tasman Drive (HG100), Santa Clara, California 95054.

(13) The selling stockholder formerly had an employment relationship with Narrative.

(14) The selling stockholder's beneficial ownership includes shares subject to options that were exercisable as of April 14, 1999.